UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
August 7, 2019
FRANKLIN COVEY CO.

(Exact name of registrant as specified in its charter)

Commission File No. 1-11107

Utah	87-0401551
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

2200 West Parkway Boulevard
Salt Lake City, Utah  84119-2099
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (801) 817-1776
Former name or former address, if changed since last report: Not Applicable
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.05 Par Value	FC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 1.01     Entry into a Material Definitive Agreement

On August 7, 2019, Franklin Covey Co. (the Company) and certain of its subsidiaries entered into a credit agreement (the Credit Agreement) with JPMorgan Chase Bank, N.A. (the Lender), which replaced the amended and restated credit agreement, dated as of March 2011 (the Original Credit Agreement), between the Company and the Lender.  The Lender also provides the majority of the Company’s day-to-day banking services.

The Credit Agreement provides up to $25.0 million in term loans and a $15.0 million revolving line of credit.  Upon entering into the Credit Agreement, the Company will borrow a $20.0 million term loan and use the proceeds to repay all indebtedness under the Original Credit Agreement.  Surplus proceeds from the term note will be classified as cash on the Company’s balance sheet.  Within one year of the date of the Credit Agreement, the Company may request an additional $5.0 million term loan.  Principal payments on the term loans of $1.25 million will be due and payable on the first day of each January, April, July, and October ($5.0 million per year) until the term loan obligation is repaid.  Interest on all borrowings under the Credit Agreement is due and payable on the first day of each month and will be equal to LIBOR plus 1.85 percent, which pricing matches that of the Original Credit Agreement.

The Credit Agreement is secured by substantially all of the assets of the Company and certain of its subsidiaries and contains customary representations, warranties, and covenants.

The Credit Agreement preserves the financial covenants in the Original Credit Agreement, which are (i) a Funded Indebtedness to Adjusted EBITDAR Ratio of less than 3.00 to 1.00; (ii) a Fixed Charge Coverage ratio not less than 1.15 to 1.00; (iii) an annual limit on capital expenditures (excluding capitalized curriculum development costs) of $8.0 million; and (iv) consolidated accounts receivable of not less than 150% of the aggregate amount of the outstanding borrowings on the revolving line of credit, the undrawn amount of outstanding letters of credit, and the amount of unreimbursed letter of credit disbursements.  In the event of noncompliance with these financial covenants and other defined events of default, the Lender is entitled to certain remedies, including acceleration of the repayment of amounts outstanding under the Credit Agreement.

In connection with the Credit Agreement, the Company and certain of its subsidiaries entered into a new Pledge and Security Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Credit Agreement and the Pledge and Security Agreement, which are filed as Exhibits 10.1 and 10.2 attached hereto.

Item 1.02     Termination of a Material Definitive Agreement

The information in Item 1.01 is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

On August 7, 2019, the Company and certain of its subsidiaries entered into the Credit Agreement and Pledge and Security Agreement with its primary Lender as described above in Item 1.01.  The information in Item 1.01 is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

10.1	Credit Agreement by and among JPMorgan Chase Bank, N.A., Franklin Covey Co., and the subsidiary guarantors party thereto, dated August 7, 2019.

10.2	Pledge and Security Agreement by and between JPMorgan Chase Bank, N.A., Franklin Covey Co., and the subsidiary guarantors party thereto, dated August 7, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN COVEY CO.

Date:	August 8, 2019	By:	/s/ Stephen D. Young
Stephen D. Young
Chief Financial Officer